UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-53377

________________

FUTURELAND CORP.

10901 Roosevelt Blvd N Suite 1000c
Saint Petersburg FL
(720) 370-3554

(Address, including zip code, and telephone numbed, including area code, of agent for service)

_________________________

Common Stock, no par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒

Rule 12g-4(a)(2)	☐

Rule 12h-3(b)(1)(i)	☐

Rule 12h-3(b)(1)(ii)	☐

Rule 15d-6	☒

Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 296

Pursuant to the requirements of the Securities Exchange Act of 1934, FUTURELAND CORP has caused this certification/notice to be signed on ifs behalf by the undersigned duly authorized person.

FUTURELAND CORP.

Date: November 18, 2019	By:	/s/Cameron Cox
Cameron Cox
CEO